Exhibit 99.1

Tredegar Reports First-Quarter Results

          RICHMOND, Va., May 3 /PRNewswire-FirstCall/ -- Tredegar Corporation (NYSE: TG) reported first-quarter income from continuing operations of $8.2 million (21 cents per share) compared to $5.6 million (14 cents per share) in 2005.  Earnings from manufacturing operations were $9.5 million (24 cents per share) versus $6.7 million (17 cents per share) last year.  First-quarter sales were up to $268.0 million from $232.8 million in 2005.  A summary of first-quarter results from continuing operations is shown below:

	First Quarter Ended March 31

(In Millions, Except Per-Share Data)	2006	2005

Sales	$268.0	$232.8
Income from continuing operations as reported under generally accepted accounting principles (GAAP)	$8.2	$5.6
After-tax effects of:
Loss associated with plant shutdowns, asset impairments and restructurings	1.3	1.3
Loss from AFBS (formerly Therics) ongoing operations	—	1.2
Gains from sale of assets and other items	—	(1.4)

Income from manufacturing operations*	$9.5	$6.7

Diluted earnings per share from continuing operations as reported under GAAP	$.21	$.14
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset impairments and restructurings	.03	.03
Loss from AFBS (formerly Therics) ongoing operations	—	.03
Gains from sale of assets and other items	—	(.03)

Diluted earnings per share from manufacturing operations*	$.24	$.17

          * The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, AFBS’ (formerly Therics, Inc.) ongoing operations, and gains from sale of assets and other items have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations.  Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses.  They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP.  They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.  They also exclude AFBS.  On June 30, 2005, substantially all of the assets of AFBS were sold or assigned to a newly- created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

          John D. Gottwald, Tredegar’s president and chief executive officer, said: “We’re pleased with the improved operating results for the first quarter versus 2005.  In films, growth in sales of higher value-added materials had a favorable impact on profits as did the resin price pass-through.  However, second-quarter profits are likely to drop due primarily to customer inventory adjustments.  In aluminum, volumes were reasonably strong, especially considering that the first quarter is seasonally sluggish.  Bookings remain solid.”

MANUFACTURING OPERATIONS
Film Products

          First-quarter net sales in Film Products were $126.3 million, up 8% from $116.7 million in the first quarter of 2005 while operating profit from ongoing operations rose 34% to $15.6 million from $11.6 million.  The increase in operating profit over last year’s first quarter was primarily due to continued growth in surface protection films, elastic materials and new apertured topsheets.  Profits also benefited from an increase in selling prices to cover higher resin costs incurred during the fourth quarter of 2005. Volume was 64.5 million pounds compared with 67.4 million pounds in the first quarter of 2005.  Volume declines were mainly due to competitive pressures on certain mature products used in baby diapers and adult incontinence products.

          Net sales, operating profit from ongoing operations and volume in the fourth quarter of 2005 were $116.0 million, $8.2 million and 63.3 million pounds, respectively.  Fourth-quarter 2005 results were adversely affected by record-level, hurricane-related increases in resin prices.

          Film Products has index-based pass-through raw material agreements for the majority of its business.  However, under certain agreements, changes in resin prices are not passed through for an average period of 90 days.  Average quarterly prices of low-density polyethylene resin in the U.S. decreased 8 cents per pound in the first quarter of 2006 after increasing 21 cents per pound or 32% in the fourth quarter of 2005.  Since 2002, U.S. low-density polyethylene resin prices have more than doubled.  Resin prices in Europe, Asia and South America have also increased significantly during this time.

          Tredegar estimates that the lag in the pass-through to customers of changes in resin prices had a positive impact on first-quarter 2006 results of $2 million compared with a negative impact on fourth-quarter 2005 results of $5.5 million (net of the favorable effect of a decline in inventories accounted for under the last-in first-out method).  There was no significant resin pass-through lag in the first quarter of 2005.

          The company expects customer inventory adjustments to adversely affect sales and profits in the second quarter of 2006.

          Film Products continues to expand capacity to support growth in new products.  Capital expenditures were $11.4 million in the first quarter and are expected to be $45 million for the year.  Approximately half of the forecasted capital expenditures relates to expanding the production capacity for surface protection films.  Other planned capital expenditures include capacity additions for elastic materials and a new information system, which is currently being rolled out in U.S. locations.  Depreciation expense was $7.7 million in the first quarter of 2006 compared with $6.1 million in the first quarter of last year, and is projected to increase by $5 million to $31 million for the year.

Aluminum Extrusions

          First-quarter net sales in Aluminum Extrusions were $135.2 million, up 23% from $110.0 million in the first quarter of 2005 primarily due to improved volume and higher selling prices.  Operating profit from ongoing operations increased to $4.9 million, up 63% from $3.0 million in the first quarter of 2005.  The increase in operating profit was mainly due to higher volume, which was up 9% to 63.7 million pounds versus 58.4 million pounds in the first quarter of 2005.  Growth in shipments continued to be driven by demand for extrusions used in commercial construction and hurricane protection products. Higher selling prices helped to offset the negative impact of higher energy costs ($1.7 million) and appreciation of the Canadian Dollar ($300,000).

          First-quarter capital expenditures were $1.7 million and are expected to be approximately $10 million for the year.

OTHER ITEMS

          Net pension expense was $675,000 in the first quarter of 2006, an increase of $1.5 million (2 cents per share after taxes) from the net pension income of $793,000 recognized in the first quarter of 2005.  Tredegar expects net pension expense of $2.8 million in 2006, an unfavorable change of $5.4 million (9 cents per share after taxes) versus 2005.  Most of this change relates to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table.  The company expects required contributions to its pension plans to be about $800,000 in 2006.

          During the first quarter, the company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” which requires all stock-based compensation to be expensed and accounted for using a fair value-based method.  The adoption of SFAS No. 123(R) and the granting of stock options on March 7, 2006 resulted in a first-quarter pretax charge for stock option-based compensation of $211,000.  The company expects to recognize stock option-based compensation costs under the new standard of approximately $1.1 million in 2006 (2 cents per share after taxes).

          First-quarter results also include a net after-tax charge of $1.3 million (3 cents per share) for plant shutdowns, asset impairments and restructurings, the same level as last year.  First-quarter results in 2005 also included gains from the sale of assets and other items of $1.4 million (3 cents per share).  Details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

          Net debt (debt net of cash) was $86.3 million or less than one times the last twelve months adjusted EBITDA from manufacturing operations.

          See notes to financial statements and tables for reconciliations to comparable GAAP measures.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

          Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  When we use the words “believe,” “hope,” “expect,” “are likely,” “project” and similar expressions, we do so to identify forward-looking statements.  Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.  Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer -- The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices, especially in the personal care market; sales volume and profitability of Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the United States and Canada, particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns during the winter months; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; and our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials.  For a more complete discussion of some of the other risks and important factors that could affect our future results and financial condition, see “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K and “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for this period that will be filed with the Securities and Exchange Commission.

          Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

          To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures.  Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

          Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended March 31

	2006	2005

Sales	$267,964	$232,757
Other income (expense), net (a) (b)	12	2,560

	267,976	235,317

Cost of goods sold (a)	226,638	198,352
Freight	6,474	5,943
Selling, R&D and general expenses (a)	18,101	19,864
Amortization of intangibles	37	106
Interest expense	1,432	963
Asset impairments and costs associated with exit and disposal activities (a)	1,692	867

	254,374	226,095

Income before income taxes	13,602	9,222
Income taxes	5,387	3,672

Net income (a) (b) (c)	$8,215	$5,550

Earnings per share:
Basic	$.21	$.14
Diluted	.21	.14
Shares used to compute earnings per share:
Basic	38,602	38,440
Diluted	38,664	38,636

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended March 31

	2006	2005

Net Sales
Film Products	$126,331	$116,711
Aluminum Extrusions	135,159	109,966
AFBS (formerly Therics) (d)	—	137

Total net sales	261,490	226,814
Add back freight	6,474	5,943

Sales as shown in the Consolidated Statements of Income	$267,964	$232,757

Operating Profit
Film Products:
Ongoing operations	$15,577	$11,578
Plant shutdowns, asset impairments and restructurings, net of gains on sale of assets (a)	(1,583)	369
Aluminum Extrusions:
Ongoing operations	4,866	2,997
Plant shutdowns, asset impairments and restructurings, net of gains on sale of assets (a)	(109)	(638)
AFBS (formerly Therics) (d):
Ongoing operations	—	(1,823)
Loss on investment in Therics, LLC	(25)	—

Total	18,726	12,483
Interest income	222	98
Interest expense	1,432	963
Gain on the sale of corporate assets (b)	56	—
Stock option-based compensation costs (e)	211	—
Corporate expenses, net (a)	3,759	2,396

Income before income taxes	13,602	9,222
Income taxes	5,387	3,672

Net income (a) (b) (c)	$8,215	$5,550

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2006	December 31, 2005

Assets
Cash & cash equivalents	$30,138	$23,434
Accounts & notes receivable, net	152,380	119,330
Income taxes recoverable	7,447	7,163
Inventories	60,514	62,438
Deferred income taxes	10,830	7,778
Prepaid expenses & other	3,753	4,224

Total current assets	265,062	224,367
Property, plant & equipment, net	325,084	322,876
Other assets	96,400	96,527
Goodwill & other intangibles	138,065	137,988

Total assets	$824,611	$781,758

Liabilities and Shareholders’ Equity
Accounts payable	$83,311	$61,731
Accrued expenses	37,983	36,031
Current portion of long-term debt	3,795	—

Total current liabilities	125,089	97,762
Long-term debt	112,607	113,050
Deferred income taxes	82,228	74,287
Other noncurrent liabilities	11,135	11,297
Shareholders’ equity	493,552	485,362

Total liabilities and shareholders’ equity	$824,611	$781,758

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31

	2006	2005

Cash flows from operating activities:
Net income	$8,215	$5,550
Adjustments for noncash items:
Depreciation	10,713	9,185
Amortization of intangibles	37	106
Deferred income taxes	4,478	1,730
Accrued pension income and postretirement benefits	828	(618)
Gain on sale of assets	(56)	(1,815)
Loss on asset impairments and divestitures	1,150	100
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(32,633)	(9,044)
Inventories	2,226	1,028
Income taxes recoverable	(284)	—
Prepaid expenses and other	482	358
Accounts payable	21,265	(1,947)
Accrued expenses and income taxes payable	1,714	(2,030)
Other, net	(681)	1,882

Net cash provided by operating activities	17,454	4,485

Cash flows from investing activities:
Capital expenditures	(13,074)	(17,952)
Proceeds from the sale of assets and property disposals	56	2,120
Other, net	(158)	222

Net cash used in investing activities	(13,176)	(15,610)

Cash flows from financing activities:
Dividends paid	(1,552)	(1,553)
Debt principal payments	(648)	(10,035)
Borrowings	4,000	24,500
Bank overdrafts	—	1,448
Proceeds from exercise of stock options	461	192

Net cash provided by financing activities	2,261	14,552

Effect of exchange rate changes on cash	165	(849)

Increase in cash and cash equivalents	6,704	2,578
Cash and cash equivalents at beginning of period	23,434	22,994

Cash and cash equivalents at end of period	$30,138	$25,572

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended March 31, 2006

	Film Products	Aluminum Extrusions	AFBS (formerly Therics)	Total

Operating profit (loss) from ongoing operations	$48.9	$21.2	$(1.6)	$68.5
Allocation of corporate overhead	(8.5)	(3.6)	—	(12.1)
Add back depreciation and amortization	28.2	11.7	.2	40.1

Adjusted EBITDA (f)	$68.6	$29.3	$(1.4)	$96.5

Selected balance sheet and other data as of March 31, 2006:
Net debt (g)	$86.3
Shares outstanding	38.8

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the first quarter of 2006 include:

*

A pretax charge of $404,000 related to the planned shutdown of the films manufacturing facility in LaGrange, Georgia, including asset impairment charges of $130,000 and severance and other costs of $274,000;

	*	Pretax charges of $1 million for asset impairments in Film Products; and

	*	Pretax charges of $268,000 for severance and other employee-related costs in connection with restructurings in Film Products ($159,000) and Aluminum Extrusions ($109,000).

Plant shutdowns, asset impairments and restructurings in the first quarter of 2005 include:

*

A pretax gain of $1.6 million related to the shutdown of the films manufacturing facility in New Bern, North Carolina, including a $1.8 million gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), partially offset by shutdown-related expenses of $198,000;

*

A pretax charge of $1 million for process reengineering costs associated with the implementation of a new information system in Film Products (included in “Cost of goods sold” in the condensed consolidated statements of income);

	*	Pretax charges of $418,000 related to severance and other employee-related costs associated with restructurings in Film Products ($250,000) and Aluminum Extrusions ($168,000);

*

A pretax gain of $508,000 for interest receivable on tax refund claims (included in “Corporate expenses, net” in the net sales and operating profit by segment table and “Other income (expense), net” in the condensed consolidated statements of income);

	*	A pretax charge of $470,000 related to the shutdown of the aluminum extrusions facility in Aurora, Ontario;

*

A net pretax gain of $120,000 primarily related to the partial reversal to income of certain severance and employee-related accruals associated with the restructuring of the research and development operations in Film Products (of this amount, $199,000 in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income); and

	*	Pretax charges of $100,000 for accelerated depreciation related to restructurings in Film Products.

(b)	Gain on the sale of corporate assets in 2006 includes a gain related to the sale of public equity securities.

(c)

Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a gain of $9.0 million for the first quarter of 2006 and a gain of $2.7 million for the first quarter of 2005. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(d)

On June 30, 2005, substantially all of the assets of AFBS, Inc. (formerly Therics, Inc.), a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.  AFBS retained substantially all of its liabilities in the transaction, which included customary indemnification provisions for pre-transaction liabilities.  AFBS received a 17.5% equity interest in the new company valued at $170,000 and a 3.5% interest in Theken Spine, LLC valued at $800,000, along with potential future payments on the sale of certain products by Therics, LLC.

(e)

Effective January 1, 2006, Tredegar adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS 123(R)) using the modified prospective method. SFAS 123(R) requires the company to record compensation expense for all share-based awards. Tredegar previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Prior periods were not restated.

(f)

Adjusted EBITDA for the twelve months ended March 31, 2006, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-down, charges related to stock option awards accounted for under the fair value-based method and other items.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity).  Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow.  We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity.  When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA.  We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(g)	Net debt is calculated as follows (in millions):

Debt	$116.4
Less: Cash and cash equivalents, net of overdrafts	(30.1)

Net debt	$86.3

SOURCE  Tredegar Corporation
          -0-                                        05/03/2006
          /CONTACT:  Mitzi S. Reynolds of Tredegar Corporation, +1-804-330-1134, Fax: +1-804-330-1177, or mitzireynolds@tredegar.com/
          /Web site:  http://www.tredegar.com /
          (TG)